EXHIBIT 99.1

Retail Opportunity Investments Corp. Reports Strong Second Quarter Results

$253.6MM of Acquisitions, 16.7% Increase in FFO Per Diluted Share, Reaffirms 2014 FFO Guidance

SAN DIEGO, July 30, 2014 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (Nasdaq:ROIC) announced today financial and operating results for the three months ended June 30, 2014.

HIGHLIGHTS

  Net income of $0.07 per diluted share for 2Q'14
  16.7% increase in FFO (1) per diluted share to $0.21 (2Q'14 vs. 2Q'13)
  $253.6 million in shopping center acquisitions completed in 2Q'14
  $357.8 million in shopping center acquisitions committed year-to-date
  96.8% portfolio leased rate at June 30, 2014
  2.8% increase in same-center cash net operating income (2Q'14 vs. 2Q'13)
  8.3% increase in same-space cash annualized base rent (new and renewed leases)
  $205.5 million of net proceeds raised through common share offering
  96.1% of company's warrants retired to date (remaining warrants expire Oct. '14)
  31.6% debt-to-total market capitalization ratio at June 30, 2014
  3.5 times interest coverage ratio for 2Q'14
  ROIC added to the S&P SmallCap 600 Index
  Quarterly cash dividend of $0.16 per share declared

_______________________

(1) A reconciliation of GAAP net income to Funds From Operation (FFO) is provided at the end of this press release.

Stuart A. Tanz, President and Chief Executive Officer of Retail Opportunity Investments Corp. stated, "We are on pace to have another strong year of setting new records for the company across each key aspect of our business. Year-to-date, we have already secured $357.8 million of shopping center acquisitions, including our largest and most significant acquisition to date, Fallbrook Center. In terms of property operations and leasing, we ended the first half of the year at a new, all-time high portfolio leased rate of 96.8% and again achieved solid growth in same-center net operating income and same-space comparative rents. With respect to our balance sheet, thus far in 2014 we have raised $268.1 million in equity proceeds to fund our acquisition program and maintain our conservative financial ratios." Tanz also commented, "With the strong fundamentals across our core markets, together with the ongoing demand for space and multitude of opportunities embedded in our portfolio to enhance value, we are heading into the second half of the year with great momentum and are well-positioned to continue growing our business."

FINANCIAL SUMMARY

For the three months ended June 30, 2014, net income attributable to common stockholders was $5.8 million, or $0.07 per diluted share, as compared to net income of $2.5 million, or $0.03 per diluted share for the three months ended June 30, 2013. FFO for the second quarter of 2014 was $17.0 million, or $0.21 per diluted share, as compared to $12.7 million in FFO, or $0.18 per diluted share for the second quarter of 2013, representing a 16.7% increase on a per diluted share basis. For the six months ended June 30, 2014, net income was $9.0 million, or $0.12 per diluted share, as compared to net income of $4.8 million, or $0.07 per diluted share for the first six months of 2013. FFO for the first six months of 2014 was $33.6 million, or $0.42 per diluted share, as compared to $24.2 million in FFO, or $0.36 per diluted share for the first six months of 2013. ROIC reports FFO as a supplemental performance measure. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

At June 30th, 2014, ROIC had a total market capitalization of approximately $2.2 billion with $684.3 million of debt outstanding, equating to a 31.6% debt-to-total market capitalization ratio. ROIC's debt outstanding was comprised of $116.5 million of mortgage debt and $567.8 million of unsecured debt. At June 30, 2014, ROIC had $121.8 million outstanding on its unsecured credit facility. For the second quarter of 2014, ROIC's interest coverage was 3.5 times and 86.5% of its portfolio was unencumbered (based on gross leasable area) as of June 30, 2014.

ACQUISITION SUMMARY

During the second quarter of 2014, ROIC acquired three shopping centers, in separate transactions, for a total of $253.6 million. During the first six months of 2014, ROIC acquired five shopping centers, in separate transactions, for a total of $322.7 million. Additionally, ROIC currently has a binding contract to acquire a grocery-anchored shopping center for $35.1 million.

North Park Plaza

In April 2014, ROIC acquired North Park Plaza for $27.8 million. The shopping center is approximately 77,000 square feet and is anchored by SF Supermarket. The property is located in San Jose, California and is currently 100% leased.

Aurora Square

In May 2014, ROIC acquired a shopping center for $15.8 million, located in Shoreline, Washington, within the Seattle metropolitan area. The property is approximately 66,000 square feet and is contiguous to an existing ROIC grocery-anchored shopping center, Aurora Square. The newly acquired property, together with Aurora Square, aggregate 104,000 square feet and is anchored by Marshall's (newly acquired property) and Central Supermarket (ROIC's existing shopping center). The combined shopping center is currently 96.8% leased.

Fallbrook Center

In June 2014, ROIC acquired Fallbrook Center for $210.0 million. The property is located in West Hills, California and is one of the leading shopping centers serving the West San Fernando Valley, a densely-populated, affluent community within the Los Angeles metropolitan area. The property totals approximately 1,120,000 square feet of gross leasable area (751,000 square feet of owned GLA). Fallbrook Center is currently 98.5% leased, featuring three supermarkets (Kroger (Ralph's) Supermarket, Trader Joe's and Sprouts) along with a diverse mix of major retailers including WalMart, Home Depot, Target, and Kohl's among many national, regional and local retailers.

Wilsonville Town Center

ROIC has a binding contract to acquire Wilsonville Town Center for $35.1 million. The shopping center is approximately 168,000 square feet and is currently 93.4% leased, anchored by Unified (Thriftway) Supermarket and Rite-Aid Pharmacy. The property is located in Wilsonville, Oregon, within the Portland metropolitan area, and is situated in close proximity to ROIC's existing Wilsonville Old Town Square, which ROIC developed in 2012. ROIC expects to fund the acquisition in part with the issuance of $15.7 million in ROIC common equity in the form of operating partnership units, based on a value of $16.00 per unit.

DISPOSITION SUMMARY

During the second quarter, ROIC sold one non-core property, Phillips Village, for $16.0 million, recording a net gain on sale of $3.3 million.

CAPITAL MARKETS SUMMARY

In May 2014, ROIC was added to the S&P SmallCap 600 Index. In June 2014, ROIC completed an underwritten public offering of common stock, issuing 14,375,000 shares, including the underwriters' overallotment option. The net proceeds from offering, after deducting underwriting discounts and commissions and offering expenses, totaled $205.5 million.

WARRANT UPDATE

During the second quarter of 2014, approximately 2.8 million warrants were exercised, providing ROIC with $33.1 million of proceeds. Thus far in the third quarter of 2014, approximately 0.6 million warrants have been exercised, providing ROIC with $7.2 million of proceeds.

To date, 96.1% of ROIC's outstanding warrants have been retired, including: approximately 22.9 million warrants exercised (including 18.9 million warrants exercised in 2013 and 4.0 million warrants exercised year-to-date in 2014), providing ROIC with $274.5 million of proceeds; approximately 16.6 million warrants repurchased by ROIC in 2013, for an aggregate purchase price of $32.8 million; and all 8.0 million founders' warrants exercised on a cashless basis in 2013. ROIC currently has approximately 1.9 million warrants outstanding, scheduled to expire in October 2014.

CASH DIVIDEND

On June 27, 2014, ROIC distributed a $0.16 per share cash dividend. On July 30, 2014, ROIC's board of directors declared a cash dividend of $0.16 per share, payable on September 29, 2014 to stockholders of record on September 15, 2014.

CONFERENCE CALL

ROIC will conduct a conference call and audio webcast to discuss its quarterly results on Thursday, July 31, 2014 at 10:00 a.m. Eastern Time. Those interested in participating in the conference call should dial (877) 312-8783 (domestic), or (408) 940-3874 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the Conference ID: 48500148. A live webcast will also be available in listen-only mode at http://www.roireit.net/. The conference call will be recorded and available for replay beginning at 1:00 p.m. Eastern Time on July 31, 2014 and will be available until 11:59 p.m. Eastern Time on August 11, 2014. To access the conference call recording, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and use the Conference ID: 48500148. The conference call will also be archived at http://www.roireit.net/ for approximately 90 days.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. (Nasdaq:ROIC), a member of the S&P SmallCap 600 Index, is a fully integrated, self-managed real estate investment trust.  ROIC specializes in the acquisition, ownership and management of necessity-based community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores.  As of June 30, 2014, ROIC owned 59 shopping centers encompassing approximately 6.9 million square feet. Additional information is available at: www.roireit.net.

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," "guidance" and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of ROIC to differ materially from future results expressed or implied by such forward-looking statements. Information regarding such risks and factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K, which is available at: www.roireit.net.

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Balance Sheets

	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
Real Estate Investments:
Land	$ 523,196,947	$ 458,252,028
Building and improvements	1,161,380,007	914,181,620
	1,684,576,954	1,372,433,648
Less: accumulated depreciation	69,716,583	57,499,980
Real Estate Investments, net	1,614,860,371	1,314,933,668
Cash and cash equivalents	9,537,945	7,919,697
Restricted cash	1,223,053	1,298,666
Tenant and other receivables, net	25,435,735	20,389,068
Deposits	25,000	775,000
Acquired lease intangible assets, net of accumulated amortization	74,316,694	55,887,471
Prepaid expenses	815,737	1,371,296
Deferred charges, net of accumulated amortization	38,315,993	33,121,980
Other	2,409,026	3,392,997
Total assets	$ 1,766,939,554	$ 1,439,089,843

LIABILITIES AND EQUITY
Liabilities:
Term loan	$ 200,000,000	$ 200,000,000
Credit facility	121,750,000	56,950,000
Senior Notes Due 2023	246,006,615	245,845,320
Mortgage notes payable	116,537,497	118,903,258
Acquired lease intangible liabilities, net of accumulated amortization	115,023,731	85,283,882
Accounts payable and accrued expenses	9,424,158	11,923,998
Tenants' security deposits	3,706,544	3,422,910
Other liabilities	18,621,782	11,350,409
Total liabilities	831,070,327	733,679,777

Commitments and contingencies	—	—

Equity:
Preferred stock, $.0001 par value 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value 500,000,000 shares authorized; and 90,489,973 and 72,445,767 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	9,043	7,238
Additional paid-in-capital	977,242,954	732,701,858
Dividends in excess of earnings	(62,662,696)	(47,616,570)
Accumulated other comprehensive loss	(10,124,044)	(8,969,137)
Total Retail Opportunity Investments Corp. stockholders' equity	904,465,257	676,123,389
Non-controlling interests	31,403,970	29,286,677
Total equity	935,869,227	705,410,066
Total liabilities and equity	$ 1,766,939,554	$ 1,439,089,843

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues
Base rents	$ 28,134,808	$ 20,161,341	$ 55,671,712	$ 39,510,902
Recoveries from tenants	8,379,966	5,474,089	15,993,807	10,219,377
Mortgage interest	—	208,197	—	412,256
Other income	400,060	219,839	1,599,451	305,380
Total revenues	36,914,834	26,063,466	73,264,970	50,447,915

Operating expenses
Property operating	5,935,126	4,081,626	12,197,166	8,240,507
Property taxes	3,817,362	2,782,806	7,405,536	5,097,984
Depreciation and amortization	14,257,274	9,176,706	27,621,340	18,057,836
General and administrative expenses	2,775,877	2,727,039	5,336,729	5,494,726
Acquisition transaction costs	311,098	519,532	528,831	928,368
Other expense	130,080	186,062	346,910	154,956
Total operating expenses	27,226,817	19,473,771	53,436,512	37,974,377

Operating income	9,688,017	6,589,695	19,828,458	12,473,538
Non-operating income (expenses)
Interest expense and other finance expenses	(6,955,781)	(3,445,396)	(13,829,979)	(7,270,547)
Equity in earnings from unconsolidated joint venture	—	40,242	—	271,436
Gain on sale of real estate	3,318,526	—	3,318,526	—
Income from continuing operations	6,050,762	3,184,541	9,317,005	5,474,427
Loss from discontinued operations	—	(713,529)	—	(713,529)
Net income	6,050,762	2,471,012	9,317,005	4,760,898
Net income attributable to non-controlling interests	(217,012)	—	(351,570)	—
Net Income Attributable to Retail Opportunity Investments Corp.	$ 5,833,750	$ 2,471,012	$ 8,965,435	$ 4,760,898

Net earnings per share - basic:
Income from continuing operations	$ 0.08	$ 0.05	$ 0.12	$ 0.09
Loss from discontinued operations	—	(0.01)	—	(0.01)
Net earnings per share (1)	$ 0.08	$ 0.04	$ 0.12	$ 0.07

Net income per share - diluted:
Income from continuing operations	$ 0.07	$ 0.04	$ 0.12	$ 0.08
Loss from discontinued operations	—	(0.01)	—	(0.01)
Net earnings per share	$ 0.07	$ 0.03	$ 0.12	$ 0.07
Dividends per common share	$ 0.16	$ 0.15	$ 0.32	$ 0.30

(1) Earnings per share may not add due to rounding.

CALCULATION OF FUNDS FROM OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income attributable to ROIC	$ 5,833,750	$ 2,471,012	$ 8,965,435	$ 4,760,898
Plus: Depreciation and amortization	14,257,274	9,176,706	27,621,340	18,057,836
Depreciation and amortization attributable to unconsolidated joint ventures	—	353,254	—	705,330
Gain on sale of real estate	(3,318,526)	—	(3,318,526)	—
Loss from discontinued operations	—	713,529	—	713,529
Funds from operations – basic	16,772,498	12,714,501	33,268,249	24,237,593
Net income attributable to non-controlling interests	217,012	—	351,570	—
Funds from operations – diluted	$ 16,989,510	$ 12,714,501	$ 33,619,819	$ 24,237,593
CONTACT: Ashley Bulot, Investor Relations
         858-255-4913
         abulot@roireit.net